EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Universal Corporation and in the related Prospectuses of our report dated May 20, 2004, with respect to the consolidated financial statements of Universal Corporation included in this Transition Report (Form 10-K) for the transition period from July 1, 2003 to March 31, 2004.

Registration Statement Number	Description
33-55140	Form S-8
33-38148	Form S-8
33-56719	Form S-8
333-39297	Form S-8
333-45497	Form S-8
333-43522	Form S-3
333-103155	Form S-3
333-101825	Form S-8

/s/ ERNST & YOUNG LLP
Richmond, Virginia
June 8, 2004